Exhibit 1.01

Fuel Systems Solutions, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2015

1.           Overview

This report has been prepared by Fuel Systems Solutions, Inc. (herein referred to as “Fuel Systems” or the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended.

Products

We design, manufacture and supply alternative fuel components and systems for use in the transportation and industrial markets on a global basis. Our components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas used in internal combustion engines. Our products improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. We also provide engineering and systems integration services to address our individual customer requirements for product performance, durability and physical configuration. For over 50 years, we have developed alternative fuel products. We supply our products and systems to the market place through a global distribution network of distributors and dealers in more than 60 countries and numerous original equipment manufacturers, or OEMs.

We offer an array of components, systems and fully integrated solutions for our customers, including:

•	fuel delivery—pressure regulators, fuel injectors, flow control valves and other components designed to control the pressure, flow and/or metering of gaseous fuels;

•	electronic controls—solid-state components and proprietary software that monitor and optimize fuel pressure and flow to meet manufacturers’ engine requirements;

•	gaseous fueled internal combustion engines—engines manufactured by OEMs that are integrated with our fuel delivery and electronic controls;

•	systems integration—systems integration support to integrate the gaseous fuel storage, fuel delivery and/or electronic control components and sub-systems to meet OEM and aftermarket requirements;

•	auxiliary power systems—fully integrated auxiliary power systems for truck and diesel locomotives; and

•	natural gas compressors—natural gas compressors and refueling systems for light and heavy duty refueling applications.

Our products include gaseous fuel regulators, fuel shut-off valves, fuel metering and delivery systems, complete engine systems, auxiliary power systems and electronic controls for use in internal combustion engines for the transportation, mobile and power generation markets. In addition to these core products, which we manufacture, we also design, assemble and market ancillary components required for complete systems operating on alternative fuels, as well as a complete range of compressors for natural gas refueling applications.

The following table describes the features of our products:

Products	Features

Fuel Metering
•       Full range of injectors designed to operate on propane, natural gas or biogas fuels

•       Electronic control overlays allow integration with modern emissions monitoring systems for full emissions compliance capability

•       Designed for high resistance to poor fuel quality

Fuel Regulation	• Reduces pressure of gaseous and liquid fuels • Vaporizes liquid fuels • Handles a wide range of inlet pressures

Fuel Shut-Off
•       Mechanically or electronically shuts off fuel supply to the regulator and engine

•       Available for high-pressure vapor natural gas and low-pressure liquid propane

•       Designs also incorporate standard fuel filtration to ensure system reliability

Electronics & Controls	• Provides closed loop fuel control allowing integration with existing sensors to ensure low emissions • Integrates gaseous fuel systems with existing engine management functions

Engine-Fuel Delivery Systems	• Turnkey kits for a variety of engine sizes and applications • Customized applications interface based on customer requirements

Fuel Systems
•       Complete vehicle and equipment systems for aftermarket and post-production OEM conversion

•       Complete engine and vehicle management systems for heavy on-highway vehicles

•       Complete engine and vehicle management systems for off-highway and industrial engines used for material handling, power generation and industrial applications

Compressors	• Complete range of compressors for natural gas refueling applications and turnkey refueling stations

Auxiliary Power Systems	• Range of auxiliary power systems products for truck and rail applications

We conducted an analysis of our products and determined that small quantities of tin, tantalum, tungsten and gold (“3TG”) are found in substantially all of our products.

Manufacturing / Supply Chain

We manufacture and assemble a majority of our products at our facilities in Santa Ana, California, Union City, Indiana, Kitchener, Canada, Beccar, Argentina and Cherasco, Italy and to a lesser extent at some of our other international facilities.

Current manufacturing operations consist primarily of mechanical component assembly and testing, forging and light machining, electronic Printed Circuit Board assembly and testing and system up-fitting.

The products that we manufacture are complex, typically containing a variety of parts from many direct suppliers. We do not typically purchase raw materials directly. We have relationships with a network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines and our direct suppliers.

Therefore, we must rely on our direct suppliers to work with their upstream suppliers so that they may provide us with accurate information about the origin of 3TG in the components we purchase as well as the various smelters and refiners used.

Conflict Minerals Policy

We have adopted a conflict minerals policy which is publicly available on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=109507&p=irol-govConflict. The content of any website referred to in this report is included for general information only and is not incorporated by reference in this report.

Reasonable Country of Origin Inquiry

In accordance with the Rule, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) that was designed to reasonably determine whether any of the necessary conflict minerals in our products originated in the DRC or an adjoining country or were from recycled or scrap sources.

We requested that all identified suppliers (ones that we reasonably believe could use 3TG in their products) provide information to us regarding 3TG, smelters, mine and country of origin using the template developed by the Conflict-Free Sourcing Initiative (“CFSI”) Conflict Minerals Reporting Template (the “CMRT”).  We have determined that requesting these suppliers to complete the CMRT represents our best efforts to determine the mines or locations of origin of 3TG in our supply chain.

The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities. Our local Materials Management teams reviewed each of the part number SKU’s to determine if there were potential 3TG materials. The CMRT was then sent to those vendors that were identified as providing potential 3TG materials or products. If there was no response our local teams would follow up with that vendor. We will continue to engage with our direct suppliers to support our Conflict Minerals Policy.

2.           Due Diligence Program

Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the due diligence framework presented by The Organization for Economic Co-operation and Development (the “OECD”) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing and the related Supplements for 3TG.

OECD Step 1: Establish Strong Company Management Systems

•	We continued to publicly communicate our conflict minerals policy.
•
We maintained a conflict minerals management team with representation from our finance, compliance, quality and supply chain departments as well as the general managers of the various operating units which reported on program activities to executive management and the Audit Committee of our Board of Directors.

•	We used the CMRT to identify processing facilities in our supply chain as reported by our direct suppliers.
•	We communicated our conflict minerals supplier requirements to our direct suppliers.

OECD Step 2: Identify and Assess Risk in the Supply Chain

•
We used the CMRT to review our direct suppliers’ due diligence activities, such as whether they had a conflict minerals policy, required their own suppliers to source from processing facilities validated by an independent audit firm, and implemented a review process that includes corrective action management.

•	We used the CMRT to identify conflict minerals processing facilities if reported in our supply chain by direct suppliers.
•	We determined if the processing facilities adhere to responsible sourcing practices by cross-checking with the list of processing facilities compliance with the Conflict Free Smelter Program (“CSFP”).
•	We obtained countries of origin by relying on information provided by our direct suppliers.

OECD Step 3:  Design and Implement a Strategy to Respond to Risk

•	We reported information on the source and chain of custody of conflict minerals in our supply chain to our conflict minerals working team and the Audit Committee of our Board of Directors.
•	We will implement a conflict minerals risk management plan that sets forth direct supplier-risk management strategies ranging from continued procurement to disengagement.

OECD Step 4: Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

•
Because we do not source directly from processing facilities, we rely on the publicly-available results of the CFSP, London Bullion Market Association (“LBMA”) and Responsible Jewelry Council (“RJC”) third-party audits to validate the responsible sourcing practices of processing facilities in our supply chain.

•	The CFSI recognizes processing facilities as CFSP-compliant through validations conducted by the LBMA and RJC.

OECD Step 5: Report Annually on Supply Chain Due Diligence

•	We file a form SD and Conflict Minerals Report with the SEC on an annual basis. Our Form SD and Conflict Minerals Report are also available on our website.

Due Diligence Results

Survey Responses

We surveyed our direct suppliers of components and raw materials that contain or could contain 3TG.  As of May 15, 2016, we received responses from in excess of 75% of the suppliers surveyed. These responses were provided using the CMRT as well as other forms. We reviewed the responses and followed up with suppliers who did not respond or who did not provide all the information requested in the CMRT. The vast majority of the responses received from our suppliers provided data at a company or divisional level, which makes it difficult to determine what portion of their sourcing information relates to the materials provided to our Company. The remaining suppliers declared that information was provided at a product level.

Smelters and Refiners Identified

We do not have a direct relationship with 3TG smelters and refiners and therefore do not perform or direct audits of these entities.

Most of our suppliers have not been able to provide information about the smelters.

A minority of suppliers provided a list of smelters used to process 3TG contained in the components supplied to all of their customers. These responses included the names of facilities listed by our suppliers as smelters or refiners.

Few suppliers reported that they sourced minerals for certain components provided to us from the Covered Countries (as defined in the Rule). Upon further investigation, we were able to obtain confirmation from most of them that the components supplied to us contained minerals from conflict-free smelters.

3. Conclusion

The vast majority of the responses received from our suppliers provided data at a company or divisional level, which makes it difficult to determine what portion of their sourcing information relates to the materials provided to our Company. The remaining suppliers provided information at a product level.

After exercising the due diligence described in this report, and in light of the foregoing, we concluded that our products are “DRC conflict undeterminable,” as defined in the Rule.  Accordingly, pursuant to the Rule, this report is not subject to an independent private sector audit.

4.  Steps to Mitigate Risk

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that the 3TG in our products finance or benefit armed groups in the Covered Countries:

•	Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts.

•
Engage any suppliers if found to be providing us with components or materials containing 3TG from sources that support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict.

•	Increase the number of response from suppliers requested to provide us with 3TG information.

•	Continue to drive suppliers to obtain current, accurate, and complete information about their smelters and refiners of conflict minerals.

•	Continue to work with suppliers to help them understand and satisfy our conflict minerals requirements.

Forward-looking Statements

This report contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be found throughout this report. These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our or our company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this report that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, our ability to achieve the anticipated benefits of our cost-cutting initiatives and restructuring plan, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, the risks associated with the anticipated merger with Westport Innovations Inc. including that we will be subject to various uncertainties and contractual restrictions while the merger is pending and failure to complete the merger could negatively affect our stock price and future business and financial results, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this report will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this report relate to events and state our beliefs, intent and our view of future events only as of the date of the filing of this report. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.